Exhibit 5.2
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
September 1, 2011
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of U.S. Concrete, Inc., a Delaware corporation (the “Company”), the persons listed on Schedule I hereto (each, a “Non-Delaware Guarantor”) and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors,” and together with the Non-Delaware Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), in my capacity as General Counsel of the Company, I am passing on certain legal matters in connection with securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to $8,453,000 aggregate principal amount of the Company’s 9.5% Convertible Secured Notes due 2015 (the “Notes”) that may be offered by certain noteholders of the Company and the guarantees of the Notes by the Guarantors (the “Note Guarantees”). The Notes and the Note Guarantees were issued pursuant to an indenture, dated as of August 31, 2010 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.
     In furnishing this opinion, I have examined: (1) the applicable certificate or articles of incorporation and bylaws, certificate of formation, limited liability company agreement or limited partnership agreement, as applicable, of each Non-Delaware Guarantor, in each case as amended to date, (2) the Registration Statement and its exhibits, (3) the Indenture, including as exhibits thereto the forms of Notes and Note Guarantees, included as Exhibit 4.2 to the Registration Statement, (4) the Registration Rights Agreement, dated as of August 31, 2010, by and among the Company, the Guarantors and the holders party thereto, included as Exhibit 4.3 to the Registration Statement, and (5) the originals, or copies certified or otherwise identified, of corporate or other records of each Non-Delaware Guarantor, including the minute books of each Non-Delaware Guarantor, certificates of public officials and of representatives of each Non-Delaware Guarantor, statutes and other instruments and documents as a basis for the opinion I express below. In giving this opinion, I have assumed that all signatures on documents that I have examined are genuine, all documents submitted to me as originals are authentic and all documents submitted as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In addition, I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee.
     Based on and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth below, I am of the opinion that (1) each Non-Delaware Guarantor has been duly organized and is validly existing and in good standing under the laws of its state of incorporation or organization; (2) each Non-Delaware Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture and the Note Guarantee of such Non-Delaware Guarantor; (3) the Indenture and the Note Guarantee of each Non-Delaware Guarantor have been duly authorized, executed and delivered by each such Non-Delaware Guarantor; (4) the execution, delivery and performance by each Non-Delaware Guarantor of the Indenture and the Note Guarantee of such Non-Delaware Guarantor and the transactions contemplated thereby have been duly authorized by all necessary action by such Non-Delaware Guarantor; (5) the compliance by each Non-Delaware Guarantor with all of the provisions of the Indenture and the Note Guarantee by such Non-Delaware Guarantor and the performance of its obligations thereunder will not (i) result in a violation of such Non-Delaware Guarantor’s charter documents or (ii) violate any law, rule or regulation or any order known by me to be applicable to such Non-Delaware Guarantor of any governmental agency or body of the state of its jurisdiction of incorporation or organization, or court of such state having jurisdiction over such Non-Delaware Guarantor or its properties.
     I am licensed to practice law only in the States of Texas and Missouri. For purposes of the opinion set forth above, I have assumed that the laws of any applicable jurisdiction other than the State of Texas are identical to the laws of the State of Texas. This opinion is provided in my capacity as General Counsel of the Company and not in my individual capacity as an attorney.
     I hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement and to the use of my name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the Rules. I also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

/s/ Curt M. Lindeman
Curt M. Lindeman
Vice President, General Counsel and Secretary of U.S. Concrete, Inc.

Schedule I
Alberta Investments, Inc.
Alliance Haulers, Inc.
American Concrete Products, Inc.
Atlas Redi-Mix, LLC
Atlas-Tuck Concrete, Inc.
Beall Concrete Enterprises, LLC
Beall Industries, Inc.
Beall Management, Inc.
Breckenridge Ready Mix, Inc.
Central Concrete Supply Co., Inc.
Central Precast Concrete, Inc.
Eastern Concrete Materials, Inc.
Hamburg Quarry Limited Liability Company
Ingram Concrete, LLC
Kurtz Gravel Company
Master Mix Concrete, LLC
MG, LLC
Redi-Mix Concrete, L.P.
Redi-Mix GP, LLC
Redi-Mix, LLC
Sierra Precast, Inc.
Superior Concrete Materials, Inc.